CREDIT SUISSE OPPORTUNITY FUNDS
                              466 Lexington Avenue
                            New York, New York 10017


                                                                October 20, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

         Re:      Credit Suisse Opportunity Funds (the "Fund")
                  Registration Statement on Form N-1A
                  File Nos. 033-92982 and 811-09054
                  --------------------------------------------------------------

Ladies and Gentlemen:

     The Fund, on behalf of its series, Credit Suisse Strategic Allocation Fund -- Conservative, Credit Suisse Strategic Allocation Fund -- Moderate and Credit Suisse Strategic Allocation Fund -- Aggressive, hereby requests that the effective date for Post-Effective Amendment No. 26 to its Registration Statement on Form N-1A be accelerated so that it will become effective on October 25, 2005.

                                    Very truly yours,

                                    CREDIT SUISSE OPPORTUNITY FUNDS
                                    By:   /s/ J. Kevin Gao
                                          ----------------------------
                                          J. Kevin Gao
                                          Vice President and Secretary

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                 CREDIT SUISSE ASSET MANAGEMENT SECURITIES, INC.
                              466 Lexington Avenue
                            New York, New York 10017





                                                                October 20, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

         Re:      Credit Suisse Opportunity Funds (the "Fund")
                  Registration Statement on Form N-1A
                  Files Nos. File Nos. 033-92982 and 811-09054
                  --------------------------------------------------------------

 Ladies and Gentlemen:

     Credit Suisse Asset Management Securities, Inc., the principal underwriter of the proposed public offering of securities of the Fund, on behalf of its series, Credit Suisse Strategic Allocation Fund -- Conservative, Credit Suisse Strategic Allocation Fund -- Moderate and Credit Suisse Strategic Allocation Fund -- Aggressive, hereby joins the Fund in requesting that the effective date for Post-Effective Amendment No. 26 to the Fund's Registration Statement on Form N-1A be accelerated so that it will become effective on October 25, 2005.

                                 Very truly yours,

                                 CREDIT SUISSE ASSET MANAGEMENT SECURITIES, INC.

                                 By:   /s/ Steven Plump
                                       ----------------------------
                                       Steven Plump
                                       President